SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-12

Old Mutual Advisor Funds II
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1.	Title of each class of securities to which transaction applies: ______.

2.	Aggregate number of securities to which transaction applies: ______.

3.

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______.

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Total fee paid: _______.

☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

5.	Amount Previously Paid: ________.

6.	Form, Schedule or Registration Statement No.: Total fee paid: _________.

7.	Filing Party: ________.

8.	Date Filed: _______.

Old Mutual Advisor Funds II
P.O. Box 219534
Kansas City, MO 64121-9534
Telephone: 1-800-433-0051
www.omfunds.com

April 9, 2007

Dear Shareholder:

As we focus our efforts on serving you in the best way possible, we are pleased to announce an interim sub-advisory agreement with Ashfield Capital Partners, LLC (“Ashfield”). Effective February 10, 2007, the Board of Trustees of Old Mutual Advisor Funds II (the “Board”) appointed Ashfield as a sub-adviser to the Old Mutual Large Cap Growth Fund, Old Mutual Large Cap Growth Concentrated Fund and Old Mutual Select Growth Fund (the “Funds”). Ashfield assumed management of that portion of each Fund’s assets that were previously sub-advised by CastleArk Management, LLC.

The enclosed Board Review and Approval of Investment Sub-Advisory Agreement with Ashfield Capital Partners, LLC and Old Mutual Advisor Funds II Supplement dated February 9, 2007 provide in-depth information regarding Ashfield and we encourage you to read these documents carefully.

The interim sub-advisory agreement with Ashfield was approved by the Board to avoid disruption of the Funds’ investment management program while shareholder approval of the final sub-advisory agreement with Ashfield is sought. In order to make this sub-advisory change effective, we would like to urge shareholders of the Old Mutual Large Cap Growth Fund, Old Mutual Large Cap Growth Concentrated Fund and Old Mutual Select Growth Fund to vote their proxy when it is received.

Please contact us if there is any way in which we can serve you better. As always, we thank you for the privilege of serving your investment needs.

Sincerely,

Julian F. Sluyters

President

Old Mutual Advisor Funds II

Distributor: Old Mutual Investment Partners, Member NASD, SIPC.

R-07-044 04/2007